Exhibit 99.1

NEWS RELEASE
Contacts:
Janet Yang, Finance Manager
investorrelations@wtoffshore.com
FOR IMMEDIATE RELEASE	713-297-8024

Lisa Elliott / lelliott@drg-l.com
DRG&L / 713-529-6600

W&T OFFSHORE TO ACQUIRE

OFFSHORE FIELDS FROM SHELL OFFSHORE INC.

HOUSTON — November 4, 2010 — W&T Offshore, Inc. (NYSE: WTI) announced today that it has acquired or intends to acquire (through its wholly-owned subsidiary, W&T Energy VI, LLC) interests in six offshore producing fields located in the Gulf of Mexico from Shell Offshore Inc. with an effective date of September 1, 2010. W&T will pay or anticipates paying $450 million in cash, subject to customary post-effective date adjustments, and assume approximately $50 million for the asset retirement obligations associated with these properties. Both amounts are subject to change based on the number of properties ultimately acquired, all as described below. The acquisition is being funded with W&T’s available cash on hand and from borrowings on its revolving credit facility.

The acquired interests are in the Tahoe, SE Tahoe, Marlin, Dorado and Droshky fields located in the deepwater of the Gulf of Mexico. The sixth field, which is subject to a letter of intent with Shell, is a Gulf of Mexico producing shelf property along with associated assets. Combined production, net to Shell’s interest, in the six fields is currently approximately 6,840 barrels of oil per day and 68.8 MMcf of natural gas per day or approximately 18,000 barrels of oil equivalent per day. Proved reserves associated with the acquisition and letter of intent are 7.0 million barrels of oil or natural gas liquids and 112.2 billion cubic feet of natural gas, or 154.3 billion cubic feet of natural gas equivalent. These reserves, substantially all of which are proved developed producing, were determined by Netherland, Sewell and Associates Inc. as of September 1, 2010, based on SEC reserves definitions and pricing.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “Our acquisition of Shell’s interest in these fields helps us meet our objective of increasing our production and reserves in 2010, as well as lowering our costs per Mcfe and improving our EBITDA margins going forward. Additionally, we believe that the high level of cash flow generated by these properties, partially due to lease operating expenses that are low relative to volumes produced, will provide an attractive return on investment based on full cycle economics. With the production from these assets currently weighted about 37% towards oil on a volume equivalent basis, we can benefit from today’s high oil prices, while the reserves are predominately natural gas which should provide longer term upside.”

The acquisition and letter of intent includes the following interests in these fields:

	Tahoe	SE Tahoe	Marlin (1)	Dorado (1)	GOM Shelf Property (2)	Droshky

Shell’s Interest	70% WI	100% WI	11.5% - 25% WI	25% WI	64.3% WI	6.25% ORRI (3)
Post close operator	W&T	W&T	Third Party	Third Party	W&T	Third Party
~Water depth	1,500’	1,770’	3,200’	3,900’	20’ - 30’	2,900’
Block location	Viosca Knoll 783	Viosca Knoll 784	Viosca Knoll 871, 915	Viosca Knoll 871, 915	Shelf	Green Canyon 244
~ Net daily production	5.1 MBoe	1.9 Mboe	0.2 MBoe	4.9 MBoe	3.3 MBoe	3.0 MBoe
% Liquids (4)	8%	2%	82%	74%	0%	85%

(1)	Held in escrow pending waiver or exercise of preferential rights.

(2)	Acquisition subject to a letter of intent.

(3)	Overriding royalty interest.

(4)	Determined using the ratio of six Mcf of natural gas to one barrel of barrel of crude oil or NGL.

The closing of the acquisition of Shell’s interests in the Marlin and Dorado Fields was funded in escrow for an approximate 30-day period pending waiver or exercise of preferential rights affecting these two properties.

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and holds, prior to the acquisition described above, working interests in approximately 72 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Form 10-Q reports found at (www.sec.gov).

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